Exhibit 99.1

Industrial Services of America, Inc. Announces Second Quarter Financial Guidance

LOUISVILLE, KY. (July 21, 2010) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities for domestic users and export markets and offers programs and equipment to help businesses manage wastes, today announced updated financial guidance for the second quarter ending June 30, 2010.

For the second quarter ending June 30, 2010, ISA expects earnings to be in the range of $.33 to $.38 per basic and diluted share on revenues in the range of $91 - $95 million. That compares with second quarter 2009 earnings of $.17 per share (split-adjusted) on revenues of $39.1 million.   Sales guidance for the quarter ending June 30, 2010 will exceed the high end of our previous guidance.  This was due to a stronger than expected final week of the quarter.

Harry Kletter, CEO and founder of ISA states, "We have been very successful in our business expansion during the past two years and we will continue to look for new opportunities.   While some economic indicators are suggesting a moderate slowdown in the economic recovery, we believe that the long term prognosis is still very promising."

The recently announced specialty alloys division is now fully operational in its 150,000-square foot building which is on adjoining property to the stainless and non-ferrous operations.

ISA's 2010 SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets.  Additionally, ISA offers commercial, industrial and business customers a variety of programs and equipment to efficiently manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA's results is detailed in ISA's filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Contact Information: Industrial Services of America, Inc., Louisville Harry Kletter or Alan Schroering, 502-366-3452 hklet@isa-inc.com or aschroering@isa-inc.com http://www.isa-inc.com/

Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.